Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), dated March 15, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Beacon Power Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ Miller Wachman LLP

Boston, Massachusetts

August 31, 2010